EXHIBIT 10.1

                                   07 June 1994



TO:



                             PERFORMANCE STOCK

In order to provide incentive specifically directed toward achievement of long term performance goals, you have been granted an opportunity to acquire as many as 35,000 shares of Global Marine common stock. This grant was approved when the Board met in May.

At the time of the first regular Board meeting in 1997, the company will allow you to acquire none, some or all of these shares, depending on the extent to which certain performance objectives have been achieved.

This grant amounts to an incremental opportunity to earn significant compensation, provided that we are able to achieve the ambitious targets established for EPS, EBITDA and stock price.
This incentive arrangement is designed so that the management team wins if the shareholders win.

The terms and conditions of your grant under this incentive arrangement are outlined in the attached Exhibit "A". The conditions are based on the company's performance during the period 1994-1996, as measured against long term performance goals established by the Board.

I look forward to working with you during the next three years, in an effective mutual effort to assure that the target goals are more than accomplished.



                                      C. R. Luigs

                                 EXHIBIT A


                            GLOBAL MARINE INC.

                           TERMS AND CONDITIONS
                                    OF
                 OPPORTUNITY TO ACQUIRE PERFORMANCE STOCK
                      (Performance Period 1994-1996)



     GLOBAL MARINE INC. (the "Company"), desiring to afford you a conditional opportunity to acquire shares of the Company's common stock, $.10 par value per share (the "Common Stock"), as added incentive to achieve the long-term objectives of the Company and its subsidiaries, has established the following terms and conditions under which it will offer shares of Common Stock to you under the Company's 1989 Stock Option and Incentive Plan (the "Plan").


1. Conditional Opportunity to Acquire Shares. At the time of the first regular meeting of the Company's board of directors held in 1997, the Company will offer shares of the Common Stock to you, up to the full number of shares stated in the first paragraph of the cover page of this memorandum (the "Shares"), subject to the terms and conditions outlined in this memorandum and the terms and conditions of the Plan as amended from time to time in accordance with its terms. The Shares will be offered to you and you will have the opportunity to acquire the Shares in the form of an incentive stock purchase under the Plan, at the same price and by substantially the same method used in paying 1993 incentive bonus awards to the Company's executive officers in February 1994.


2. Number of Shares to be Offered. The Company will offer you none, some or all of the Shares. The exact number of Shares to be offered will depend on the performance of the Company and its subsidiaries during the period 1994-1996 as measured against the following long-term performance goals (the "Performance Goals") established by the Compensation Committee of the Company's board of directors (the "Compensation Committee"):

     Cumulative EBITDA:  Cumulative earnings of the Company and its subsidiaries on a consolidated basis before interest, taxes, depreciation and amortization for fiscal years 1994, 1995 and 1996.
                         Threshold = $220 million; Target = $270
                         million.

     1996 E.P.S.:        Earnings per share of the Company's
                         Common Stock for fiscal year 1996.
                         Threshold = $0.20/share; Target =
                         $0.35/share.

     Stock Price:        Average of the daily closing prices for
                         one share of the Company's Common Stock
                         during the fourth quarter of 1996
                         compared to the average of the daily
                         closing prices for one share of the
                         Company's Common Stock during the fourth quarter of 1993.
                         Threshold = +30%; Target = +50%.

     The total number of Shares stated in the first paragraph of the cover page of this memorandum has been allocated among the three Performance Goals as follows: 40% are Cumulative EBITDA Shares; 40% are 1996 E.P.S. Shares; and 20% are Stock Price Shares. You will be offered a percentage of the Shares allocated to each Performance Goal, depending on actual performance as measured against that respective Performance Goal, as follows:


          Performance:             Percentage

          Below Threshold          0%

          At Threshold             25%

          Between Threshold        A proportionate percentage
          and Target               between 25% and 100%, based on
                                   straight-line interpolation
                                   between the threshold and
                                   target objectives.

          At or Above Target       100%


3. Non-Transferable. You may not transfer your right to acquire Shares under this memorandum other than by will or by the laws of descent and distribution.


4. Termination of Employment. You will not be entitled to acquire any of the Shares after termination of your employment with the Company and its subsidiaries unless such termination is by reason of early retirement not objected to by the Compensation Committee, normal retirement, disability or death, or unless your employment with the Company and its subsidiaries is terminated by the Company or any such subsidiary other than for cause (to mean acts of misconduct harmful to the Company, inadequate performance or incompetence). If your employment is terminated by reason of early retirement not objected to by the Compensation Committee, normal retirement or disability, or by the Company or any of its subsidiaries other than for cause, the number of Shares that the Company would otherwise offer to you at the time of the Company's first regular board meeting held in 1997 will be prorated based on your months of employment completed during the period 1994-1996 compared to 36 months, and the Company will offer to you or your legal representative or representatives, at the time of said board meeting, a reduced number of Shares based on such proration. If your employment is terminated by reason of your death, the total number of Shares stated in the first paragraph of the cover page of this memorandum will be multiplied by 50% and the resulting number will be prorated based on your months of employment completed during the period 1994-1996 compared to 36 months, and the Company will offer to the appropriate person or persons named under your last will and testament or determined under applicable intestate laws, at the time of the Company's first regular board meeting held in 1997, a reduced number of Shares based on such multiplication and proration. Termination of your "employment" with the Company and its subsidiaries will be deemed to occur at the close of business on the earliest of
     (i) the last day on which you are assigned to a position with the Company or any of its subsidiaries for the purpose of performing your occupation, in the case of termination by reason of your early or normal retirement, disability or death, (ii) the last day of the period during which you are entitled to receive salary continuation under any agreement, policy, plan or other arrangement with the Company or any of its affiliates, in the case of any termination entitling you to such salary continuation, (iii) the last day of an approved leave of absence if you do not resume the performance of your occupation for the Company or any of its subsidiaries on or before the next business day, and (iv) the last day on which you are assigned to a position with the Company or any of its subsidiaries for the purpose of performing your occupation in any other case. For purposes of this paragraph, the term "disability" shall mean any physical or mental condition which totally and permanently prevents you from engaging in any substantial gainful activity, as reasonably determined in good faith by the Compensation Committee.


5. Adjustments. Except as provided in the following paragraph, if outstanding shares of the class then subject to the conditional opportunity to acquire Shares outlined herein are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, then there will be substituted for each Share then subject to such opportunity and for each share upon which any of the Performance Goals are then based the number and class of shares or securities into or for which each share of the class subject to such opportunity shall be so changed or exchanged, all without any change in the aggregate purchase price for the Shares then subject to such opportunity, but with a corresponding adjustment in the purchase price per Share. Such adjustments will become effective on the effective date of any such transaction; except that in the event of a stock dividend or of a stock split effected by means of a stock dividend or distribution, such adjustments will become effective immediately after the record date therefor.

     Upon a dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving company, your opportunity to acquire Shares and the obligations of the Company hereunder will terminate, unless provision is made in writing in connection with such transaction for the assumption of such obligations, or the substitution for such obligations of similar obligations involving the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the conditions thereof and the number and kind of Shares and prices, in which event your opportunity to acquire Shares and the obligations of the Company hereunder will continue in the manner and under the terms so provided.

     Adjustments under this Section 5 will be made by the Compensation Committee, whose determination as to what adjustments will be made, and the extent thereof, will be final, binding and conclusive. No fractional shares of stock will be issued pursuant to any acquisition of Shares or in connection with any adjustment contemplated herein.


6. Limitation. You will not be entitled to the privileges of stock ownership in respect of any of the Shares until they have been issued and delivered pursuant to the terms and conditions of this memorandum and the Plan.


7. Requirements of Law and Stock Exchanges. Your right to acquire the Shares and issuance of the Shares will be subject to compliance with all applicable requirements of law. In addition, the Company will not be required to issue or deliver any certificate or certificates for any of the Shares prior to the admission of such Shares to listing on notice of issuance on any stock exchange on which shares of the same class are then listed.

     By acquiring any of the Shares as contemplated herein, you will be representing and agreeing for yourself and your transferees by will or by the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), is in effect as to the Shares acquired, any and all Shares so acquired will be acquired for investment and not for sale or distribution, and each such acquisition will be accompanied by a representation and warranty in writing, signed by the person entitled to make such acquisition, that the Shares are being so acquired in good faith for investment and not for sale or distribution.
     In the event the Company's legal counsel, at the Company's request, advises it that registration under the Securities Act of the acquired Shares is required prior to issuance thereof, the Company will not be required to issue or deliver the Shares unless and until such legal counsel advises it that such registration has been completed or is not required.

     By acquiring any of the Shares, you also will be representing and agreeing for yourself and your transferees by will or the laws of descent and distribution that if you are an officer of the Company or any other person who might be deemed an "affiliate" of the Company under the Securities Act at the time any Shares that have been acquired are proposed to be sold, you or they will not sell such Shares (a) without giving thirty days advance notice in writing to the Company, and (b) until the Company has advised you or them that such sale may be made without registration under the Securities Act or, if such registration is required, that such registration has been effected.


8. Restrictions on Share Transfer by Certain Persons. In the case of Cumulative EBITDA Shares and 1996 E.P.S. Shares, until six months have elapsed after the date of the Company's unconditional offer of such Shares to you, or, in the case of Stock Price Shares, until six months have elapsed after the date the Compensation Committee approved the recommendation that you be granted a conditional opportunity to acquire such Shares, you may not transfer such Shares in a transaction that would constitute a "sale" under Section 16 of the Exchange Act if you are at the time of the sale (a) a director of Global Marine Inc., (b) an "officer" of Global Marine Inc. as such term is defined for purposes of the rules of the Securities and Exchange Commission under Section 16 of the Exchange Act, or (c) a beneficial owner of more than ten percent of the issued and outstanding common stock of Global Marine Inc.


9. Wage Withholding and Employment Taxes. Your acquisition of any of the Shares as outlined herein may result in ordinary income at the time of acquisition. Such ordinary income will be subject to both wage withholding and employment taxes. Your employer will effect any such withholding and/or deduct any such taxes from any cash compensation that the Company or any of its subsidiaries may pay you.



10. Continued Employment and Future Grants. Neither the granting to you of an opportunity to acquire stock nor the other arrangements outlined herein give you the right to remain in the employ of the Company or any of its subsidiaries or to be selected to receive similar or identical grants in the future.


11. Global Marine Inc. 1989 Stock Option and Incentive Plan, the Board and the Committee. The opportunity to acquire Shares outlined in this memorandum has been granted to you, and any offer or sale of Shares will be made, under and pursuant to the Plan as the same shall have been amended from time to time in accordance with its terms. The decision of the Company's board of directors or the Committee on any questions concerning the interpretation or administration of the Plan or any matters covered in this memorandum will be final and conclusive. No amendment to the Plan or decision of the board or the Committee will deprive you, without your consent, of any rights hereunder.

     A copy of the Plan in its present form is available at the Company's principal office for inspection during business hours by you or other persons who may be entitled to acquire any of the Shares as contemplated herein.


References in this Exhibit A to "this memorandum" (and indirect references such as "hereof," "hereunder" and "herein") refer to the attached cover page of this memorandum and this Exhibit A, each of which constitutes an integral part of this memorandum.